EXHIBIT 21

SHUFFLE MASTER, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation

Shuffle Master International, Inc.	Nevada
Shuffle Master Australia Pty Ltd.	Australia
Gaming Products Pty., Ltd.	Australia
VIP Gaming Solutions Pty Limited	Australia
Shuffle Master Australasia Holdings Pty Ltd	Australia
Shuffle Master Australasia Group Pty Ltd*	Australia
Shuffle Master Holding GmbH	Austria
Shuffle Master Management-Service GmbH	Austria
Shuffle Master GmbH	Austria
Shuffle Master Holding GmbH & Co Finanzierungsberatungs-KEG	Austria
Shuffle Master GmbH & Co KG (dba Shuffle Master Europe) (aka CARD)	Austria
Shuffle Master Asia Limited	Macau
Stargames Pty Ltd (subsidiaries listed below)	Australia
CARD Shuffle Master Investments (Proprietary) Limited	South Africa
Shuffle Master Mexico	Mexico
Shuffle Master Servicios	Mexico

Stargames Pty Ltd Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Stargames Group Management Pty Limited**	Australia
Stargames Holdings Pty Limited	Australia
Stargames Australia Pty Limited**	Australia
Stargames Investments Pty Limited**	Australia
Shuffle Master Australasia Pty Limited*	Australia
Precise Craft Pty Limited**	Australia
Stargames Property Pty Limited	Australia
Australasia Gaming Industries Pty Limited**	Australia
Stargames Assets Pty Limited	Australia
Shuffle Master Australasia (NZ) Pty Limited*	New Zealand

*Denotes entity name changed
**Denotes dormant company